Exhibit 3.3

Certificate of Withdrawal of
Certificate of Designation
for Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))

1.             Name of corporation:

LAS VEGAS GAMING, INC.

2.	Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED, that the resolution of the Board of Directors dated July 11, 2006, and filed with the Nevada Secretary of State on July 17, 2006, designating a series of preferred shares as “Series D Convertible Preferred Stock” is hereby withdrawn

3.             No shares of the class or series of stock being withdrawn are outstanding.

4.             Signature: (required)

X /s/ Bruce A. Shepard
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Withdrawal Designation
Revised: 7-1-08